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                                                                   EXHIBIT  11
                                                                   -----------
COMPUTATION OF PER SHARE EARNINGS
(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE DATA)


                                   Quarter Ended          Three Quarters Ended
                                --------------------      --------------------
                                Sept. 25    Sept. 26      Sept. 25    Sept. 26
                                  1994        1993          1994        1993
                                --------    --------      --------    --------
PRIMARY

Average shares outstanding        53,567      54,581        54,151      54,901

Net effect of dilutive
    stock options-based on the
    Treasury Stock method
    using the average market
    price                            258         376           384         492
                                 -------     -------       -------     -------
             TOTAL                53,825      54,957        54,535      55,393
                                 =======     =======       =======     =======
Net Income                       $37,243     $31,251      $117,736     $96,884
                                 =======     =======       =======     =======
Per Share amount
   from net income                 $0.69       $0.57         $2.16       $1.75
                                 =======     =======       =======     =======

FULLY DILUTED

Average shares outstanding        53,567      54,581        54,151      54,901

Net effect of dilutive
  options - based upon Treasury
  Stock method using the higher
  of quarter-end or average
  market price                       258         376           416         492
                                 -------     -------       -------     -------
             TOTAL                53,825      54,957        54,567      55,393
                                 =======     =======       =======     =======
Net Income                       $37,243     $31,251      $117,736     $96,884
                                 =======     =======       =======     =======
Per Share amount
   from net income                 $0.69       $0.57         $2.16       $1.75
                                 =======     =======       =======     =======
                                                          -15-
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